[LETTERHEAD]


Charles M. Bennett
Michael D. Blackburn       BLACKBURN & STOLL, LC
David J. Castleton            Attorneys at Law          Telephone (801) 521-7900
Henry K. Chai II        77 West 200 South, Suite 400          Fax (801) 521-7965
Paul C. Droz                Salt Lake City, Utah
Michael E. Dyer
Jerry D. Fenn
Paul J. Graf
Bryce D. Panzer
Dori  K. Petersen
Stuart L. Poelman
Eric L. Robinson
Stanley K. Stoll
Tomas C. Sturdy
                                 April 20, 1998

Specialized Health Products International, Inc.
655 East Medical Drive
Bountiful, Utah  84010

         Re: Legality of Securities to be Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

         This opinion is delivered in our capacity as counsel to Specialized Health Products International, Inc. (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to up to 7,431,385 shares of the Company's common stock, $.02 par value per share (the "Common Stock"), consisting of 2,991,598 shares of Common Stock held by the Company's stockholders (the "Outstanding Shares") and 4,439,787 shares of Common Stock (the "Warrant Stock") issuable upon the exercise of outstanding warrants (the "Warrants") and stock options (the "Options").

         We have examined the Restated Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation of the Company on file with the Secretary of State of the State of Delaware, the Second Amended and Restated Bylaws of the Company, such records of corporate proceedings of the Company as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto and a certificates of facts from the chief executive officer and chief financial officer of the Company.

         Based upon the foregoing and our reliance, as to factual matters, upon the representations in the certificate of facts, we are of the opinion that:

                  (A) The Outstanding Shares have been authorized for issuance and are validly issued and outstanding, fully paid and nonassessable.

                  (B) The Warrants and Options have been authorized for issuance and are validly issued and outstanding, and are valid and binding obligations of the Company enforceable in accordance with their terms.

                  (C) The shares of Warrant Stock have been authorized for issuance and reserved by the Company and will be, when issued and delivered against the exercise price therefor in accordance with the terms set forth in the Registration Statement and in the warrant or option agreement, validly issued, fully paid and nonassessable.

         The opinions set forth above are subject to the qualifications that (i) the enforceability is subject to bankruptcy and insolvency laws, and (ii) the availability of equitable remedies and is subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought, whether at law or in equity.

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         We hereby consent to the inclusion of this opinion as an exhibit to the
Registration Statement.

                                               Very truly yours,


                                               /s/ Blackburn & Stoll, LC


                                               BLACKBURN & STOLL, LC